Independent Auditors' Consent




The Board of Trustees and Shareholders
Benham California Tax-Free and Municipal Funds:

We consent to the inclusion in Benham California Tax-Free and Municipal Funds' Post-Effective Amendment No. 22 to the Registration Statement No. 2-82734 on Form N-1A under the Securities Act of 1933 and Amendment No. 26 to the Registration Statement No. 811-3706 filed on Form N-1A under the Investment Company Act of 1940 of our reports dated October 9, 1995 on the financial statement and financial highlights of Benham California Tax-Free Money Market Fund, Benham California Municipal Money Market Fund, Benham California Municipal High-Yield Fund, Benham California Tax-Free Insured Fund, Benham California Tax-Free Short-Term Fund, Benham California Tax-Free Intermediate-Term Fund, and Benham California Tax-Free Long-Term Fund (the series comprising Benham California Tax-Free and Municipal Funds) for the periods indicated therein, which reports have been incorporated by reference in the Statement of Additional Information of Benham California Tax-Free and Municipal Funds. We also consent to the reference to our firm under the "Financial Highlights" in the Prospectus of the Benham California Tax-Free and Municipal Funds and under the heading "About the Trust" in the Statement of Additional Information which is incorporated by reference in the Prospectus.



San Francisco, California
October 25, 1995